EXHIBIT 23.3


                         Consent of Independent Auditors


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33-00000) and related Prospectus of The Fortress Group, Inc. for the registration of 6,147,654 shares of its common stock and to the incorporation by reference therein of our report dated
February 10, 1996 with respect to the consolidated financial statements of Solaris Development Corporation included in the Annual Report (Form 10-K) of The Fortress Group, Inc. for the year ended December 31, 1996 and in the Proxy Statement of The Fortress Group, Inc. dated February 19, 1998, both filed with the Securities Exchange Commission.



                                                      /s/ ERNST & YOUNG LLP


March 17, 1998
Raleigh, North Carolina